Exhibit 10.3
SETTLEMENT AND LICENSE AGREEMENT
This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”), dated as of this 21st day of October, 2025 (the “Effective Date”), is hereby entered into by and between Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals Ireland Limited (collectively, “Jazz”), on the one hand, and Avadel CNS Pharmaceuticals LLC and Flamel Ireland Limited (collectively, “Avadel”), on the other hand. Jazz and Avadel are each referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Jazz and Avadel are engaged in the Lawsuits (as defined herein);
WHEREAS, Jazz and Avadel wish to fully settle the Lawsuits upon and subject to the terms and conditions set forth herein;
WHEREAS, settlement of the Lawsuits will help Jazz and Avadel avoid the uncertainty and risk of prolonged litigation, permit Jazz and Avadel to save litigation costs, and permit the management of Jazz and Avadel to focus on managing and operating their respective companies, rather than devoting substantial time and resources to the Lawsuits.
NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1– DEFINITIONS
1.1“Affiliate” means, as to an entity, another entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity, where “Control,” for purposes of this definition of Affiliate, means ownership of more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such entity.
1.2“Attributable” means, with respect to a dispensed prescription of Avadel Licensed Products, the “Indication for Use” marked on the prescription form for Avadel Licensed Products, or, should the prescription form be modified in the future to no longer specify such information, such other data source relied upon by Avadel in the ordinary course of business to identify the indication for use.
1.3“Avadel Licensed Patents” means (i) the patents asserted against Jazz in the Lawsuits, (ii) any past, present, or future patents or patent applications owned or otherwise controlled by Avadel or its Affiliates that have been or could be asserted against Jazz Licensed Products, and (iii) any Family Members of any of the patents and patent applications covered by (i) or (ii).
1.4“Avadel Licensed Products” means (i) LUMRYZ, including all present and future indications, strengths, conditions of use, dosages, doses, dosage forms, and presentations

(i.e., packaging) of LUMRYZ, (ii) the products that are the subject of NDA No. 214755, including all amendments and supplements thereto, and (iii) foreign counterparts or equivalents to the products covered by (i) and (ii).
1.5“Business Day” means any calendar day other than Saturday, Sunday, or a United States federal holiday.
1.6“Calendar Quarter” means the three (3)-month period ending on the last day of March, June, September, or December of each Calendar Year; provided, however, that the final Calendar Quarter shall end on (and include) February 18, 2036.
1.7“Calendar Year” means each period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the final Calendar Year shall end on (and include) February 18, 2036.
1.8“Family Members” means, in respect of a patent or patent application, all patents and patent applications having any common claim of priority with such patent or patent application and all patents and patent applications that claim priority to such patent or patent application (including existing and future reissue, re-examination, continuation, continuation-in part, and divisional patents and patent applications) and all patents issuing from any of the foregoing, including any foreign counterparts, whether filed before, on, or after the Effective Date.
1.9“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.10“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301, et seq.), including any amendments or supplements thereto.
1.11“First Non-Narcolepsy Royalty Term” means the period commencing on October 1, 2025, and continuing through and including February 29, 2028.
1.12“GAAP” means generally accepted accounting principles in the United States.
1.13“Jazz Licensed Patents” means (i) the patents asserted against Avadel in the Lawsuits, (ii) any past, present, or future patents or patent applications owned or otherwise controlled by Jazz or its Affiliates that have been or could be asserted against Avadel Licensed Products, and (iii) any Family Members of any of the patents and patent applications covered by (i) or (ii).
1.14“Jazz Licensed Products” means (i) XYWAV and XYREM, including all present and future indications, strengths, conditions of use, dosages, doses, dosage forms, and presentations (i.e., packaging) of XYWAV and XYREM, (ii) the products that are the subject of NDA Nos. 021196 or 212690, including all amendments and supplements thereto, and (iii) foreign counterparts or equivalents to the products covered by (i) and (ii).

1.15“Lawsuits” means the following cases: Jazz Pharmaceuticals, Inc. v. Avadel CNS Pharmaceuticals, LLC, C.A. No. 21-691; Jazz Pharmaceuticals, Inc. et al v. Avadel CNS Pharmaceuticals, LLC, C.A. No. 21-1138; Jazz Pharmaceuticals, Inc. et al v. Avadel CNS Pharmaceuticals, LLC, C.A. No. 21-1594; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc. et al, C.A. No. 22-487; Avadel CNS Pharmaceuticals, LLC v. Jazz Pharmaceuticals, Inc., C.A. No. 22-941; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc., et al, C.A. No. 25-09; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc. et al, C.A. No. 25-57; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc., et al, C.A. No. 25-221; and Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc. et al, C.A. No. 25-435, each brought in the United States District Court for the District of Delaware (the “Court”).
1.16“Narcolepsy Indications” means those indications for which Avadel Licensed Products are approved by the FDA as of the Effective Date, including specifically “for the treatment of cataplexy or excessive daytime sleepiness (EDS) in patients 7 years of age and older with narcolepsy.”
1.17“Narcolepsy Royalty Term” means the period commencing on October 1, 2025, and continuing through and including February 18, 2036.
1.18“NDA” means a “New Drug Application” submitted to the FDA under FD&C Act Section 505(b) and applicable regulations promulgated thereunder by the FDA.
1.19“Net Sales” means the gross amount invoiced on all sales of Avadel Licensed Products by Avadel and, as applicable, its Affiliates to Third Parties less deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under GAAP (existing at the time Net Sales is calculated) consistently applied.
1.20“Non-Narcolepsy Indications” means any indication or use, other than Narcolepsy Indications, for which the Avadel Licensed Products are prescribed or dispensed, including any indications related to idiopathic hypersomnia, regardless of whether the Avadel Licensed Products are approved for any such indications.
1.21“Orphan Drug Exclusivity” means the seven (7)-year period during which, as provided for by FD&C Act Section 527, the FDA is prohibited from approving another product that is the “same drug,” as that term is defined in 21 CFR 316.3(b)(14), as a previously approved drug for a rare disease or condition.
1.22“Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.
1.23“Second Non-Narcolepsy Royalty Term” means the period commencing on March 1, 2028, and continuing through and including February 18, 2036.
1.24“Territory” means worldwide.

1.25“Third Party” means any Person other than a Party or its Affiliates.
Section 2– STIPULATIONS; SETTLEMENT; RELEASES
2.1Settlement Payment. Within three (3) Business Days of (i) the Effective Date, or (ii) Jazz’s receipt from Avadel of wire-transfer instructions and other documentation reasonably required by Jazz, whichever is later, Jazz Pharmaceuticals Ireland Limited shall transfer to the account designated by Avadel the total sum of ninety million U.S. dollars ($90,000,000.00) (the “Settlement Payment”) as directed in the wire-transfer instructions. The Settlement Payment is non-refundable and non-creditable, and along with the rights granted herein by Avadel and Jazz, represents consideration hereunder for the compromise and release of all Avadel Released Claims which Avadel or any of the other Avadel Releasors may have against any of the Jazz Released Parties, including claims for alleged lost revenue associated with delayed approval by the FDA, alleged misappropriation of trade secrets, and alleged patent infringement, in each case in the manner set forth, and as those terms are defined, herein. Upon the transfer of the Settlement Payment into the designated account, Avadel shall be deemed to have received such funds and Avadel acknowledges that upon such receipt Jazz shall have made a good faith, full, and valid discharge of its payment obligations pursuant to this Agreement.

2.2Dismissal of Lawsuits. Within five (5) Business Days after receipt of the Settlement Payment pursuant to Section 2.1, Jazz and Avadel will work together to coordinate their respective, simultaneous filing of the necessary papers and documentation with the Court, and take such other actions as needed, to have the Lawsuits, including all counterclaims and defenses, dismissed with prejudice, and with each Party bearing its own attorneys’ fees, costs, and expenses. Specifically, the Parties shall submit and file the stipulated dismissals attached hereto as Exhibit A. The date upon which the Court signs the last of all such dismissals shall be the “Dismissal Effective Date.” If for any reason the Court rejects or otherwise resists any dismissal with prejudice proposed by the Parties, the Parties agree to confer promptly in good faith in an effort to modify such pleadings and do whatever else is necessary and appropriate to overcome any objections by the Court which shall approximate as closely as possible the purpose of this Agreement. Jazz represents that it will not petition for certiorari in Jazz Pharms., Inc. v. Kennedy, No. 25A304 (S. Ct.).
2.3Releases.
(a)Avadel Release. Effective upon Jazz’s transfer of the Settlement Payment pursuant to Section 2.1, Avadel, acting on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, Affiliates, and assigns, and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them (“Avadel Releasors”), hereby absolutely, fully, and forever release, relieve, acquit, waive, relinquish, and discharge Jazz, and each of its current and former parents, subsidiaries, Affiliates, insurers, and each of their respective present and past officers, directors, equity holders, managers, members, agents, servants, employees, representatives, predecessors, successors, assigns, and attorneys (“Jazz Released Parties”), of and from any and all claims, counterclaims, demands, obligations, actions, causes of action, damages, costs, attorneys’ fees, losses, suits, judgments, and liabilities of any kind or nature whatsoever, whether based on a tort, contract, or other theory of recovery, whether known or unknown, liquidated or unliquidated, contingent or determined, direct or indirect, in law or in equity, accrued or unaccrued, based on activities on or before the Effective Date, to the extent that they relate to: (i) the Lawsuits, including but not limited to any claims, counterclaims, or defenses asserted, or that could have been asserted, in the Lawsuits; (ii) the manufacture, use, distribution, development, offer for sale, sale, or import of the Jazz Licensed Products by or on behalf of Jazz or any of its Affiliates, including but not limited to any claims for infringement of any of the Avadel Licensed Patents; and (iii) all past, present, and future claims arising from or relating to any alleged misappropriation, possession, acquisition, or use, of any alleged trade secret of Avadel that was asserted or could have been asserted in the Lawsuits (“Avadel Released Claims”). For the avoidance of doubt, the foregoing waiver and release does not apply to any claim for breach or enforcement of this Agreement.
Avadel hereby covenants and agrees that, to the full extent permitted by law, neither it nor any Avadel Releasor shall sue or otherwise seek to establish or to impose liability based, in whole or in part, on any Avadel Released Claim against any Jazz Released Party. Avadel also covenants and represents that no Avadel Releasor shall sue or otherwise seek to establish or to impose liability relating to any Avadel Released Claim against any of the Jazz Released Parties. Avadel also covenants and represents that, to the full extent permitted by law, no Avadel Releasor will assist or cooperate with any person or entity in seeking to establish or to impose liability based, in whole or in part, on any Avadel Released Claim against any of the Jazz Released Parties. Avadel agrees that its covenant not to sue Jazz in this paragraph encompasses any past, present, or future claim with respect to the alleged misappropriation, possession, acquisition, or use of any trade secret falling within the scope of any Avadel Released Claim.
(b)Jazz Release. Effective upon the Dismissal Effective Date, Jazz, acting on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, Affiliates, and assigns, and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them (“Jazz Releasors”), hereby absolutely, fully, and forever release, relieve, acquit, waive, relinquish, and discharge Avadel, and each of its current and former parents, subsidiaries, Affiliates, insurers, and each of their respective present and past officers, directors, equity holders, managers, members, agents, servants, employees, representatives, predecessors, successors, assigns, and attorneys (“Avadel Released Parties”), of and from any and all claims, counterclaims, demands, obligations, actions, causes of action, damages, costs, attorneys’ fees, losses, suits, judgments, and liabilities of any kind or nature whatsoever, whether based on a tort, contract, or other theory of recovery, whether known or unknown, liquidated or unliquidated, contingent or determined, direct or indirect, in law or in equity, accrued or unaccrued, based on activities on or before the Effective Date, to the extent that they relate to: (i) the Lawsuits, including but not limited to any claims, counterclaims, or defenses asserted, or that could have been asserted, in the Lawsuits; (ii) the manufacture, use, distribution, development, offer for sale, sale, or import of the Avadel Licensed Products by or on behalf of Avadel or any of its Affiliates, including but not limited to any claims for infringement of any of the Jazz Licensed Patents; and (iii) all past, present and future claims arising from or relating to any alleged misappropriation, possession, acquisition or use, of any alleged trade secret of Jazz that could have been asserted in the Lawsuits (“Jazz Released Claims”). Without limiting the foregoing, Jazz hereby waives, forgives, and/or discharges any and all royalty obligations of Avadel for sales of the Avadel Licensed Products from launch through September 30, 2025. For the avoidance of doubt, the foregoing waiver and release does not apply to any claim for breach or enforcement of this Agreement.
Jazz hereby covenants and agrees that, to the full extent permitted by law, neither it nor any Jazz Releasor shall sue or otherwise seek to establish or to impose liability based, in whole or in part, on any Jazz Released Claim against any Avadel Released Party. Jazz also covenants and represents that no Jazz Releasor shall sue or otherwise seek to establish or to impose liability relating to any Jazz Released Claim against any of the Avadel Released Parties. Jazz also covenants and represents that, to the full extent permitted by law, no Jazz Releasor will assist or cooperate with any person or entity in seeking to establish or to impose liability based, in whole or in part, on any Jazz Released Claim against any of the Avadel Released Parties. Jazz agrees that its covenant not to sue Avadel in this paragraph encompasses any past, present, or future claim with respect to the alleged misappropriation, possession, acquisition, or use of any trade secret falling within the scope of any Jazz Released Claim.
2.4Waiver of Right to Assert Unknown Claims: The releases in Section 2.3 include an express, informed, knowing, and voluntary waiver and relinquishment to the fullest extent permitted by law. The Parties acknowledge they may have sustained damages, losses, costs, or expenses presently unknown and unsuspected and that such damages, losses, costs, or expenses may give rise to additional damages, losses, costs, or expenses in the future. The Parties further acknowledge they negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs, and expenses, and the Parties voluntarily and with full knowledge of its significance expressly waive and relinquish any rights they may have under any state or federal statute, rule, or common law principle in law or equity relating to limitations on releases, general or otherwise. In particular, but without limitation, each Party hereby expressly waives any and all provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which reads:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party;
or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code, with respect to the matters released in Section 2.3.

2.5Settlement of Disputed Claims. The Parties acknowledge that this Agreement is a compromise and final settlement of the Lawsuits, and is not, nor may it be construed as, an admission of liability by either Party or an admission that either Party engaged in any wrongful, tortious, or unlawful activity, nor are the Parties acknowledging the infringement, validity, or invalidity of any patents or the merits of the contentions, claims, defenses, counterclaims, grounds, or responses of the other Party.
Section 3– LICENSE GRANTS AND ROYALTY PAYMENTS
3.1License Grants.
(a)As of the Effective Date, Avadel, acting on behalf of itself and its Affiliates, hereby grants Jazz and its Affiliates a non-exclusive, perpetual, irrevocable, non-terminable, non-transferrable (except as expressly provided in this Agreement), royalty-free, fully paid-up covenant not to sue, without the right to sublicense (except as expressly provided in this Agreement), under the Avadel Licensed Patents to make, have made, use, sell, offer for sale, import, and otherwise exploit Jazz Licensed Products in the Territory.
(b)As of the Effective Date, Jazz, acting on behalf of itself and its Affiliates, hereby grants Avadel and its Affiliates a non-exclusive, perpetual, irrevocable, non-terminable, non-transferrable (except as expressly provided in this Agreement), royalty-bearing license, without the right to sublicense (except as expressly provided in this Agreement), under the Jazz Licensed Patents to make, have made, use, sell, offer for sale, import, and otherwise exploit Avadel Licensed Products for the Narcolepsy Indications in the Territory. Avadel’s royalty obligations under the foregoing license shall cease on February 19, 2036.
(c)Effective as of March 1, 2028, Jazz, acting on behalf of itself and its Affiliates, grants Avadel and its Affiliates a non-exclusive, perpetual, irrevocable, non-terminable, non-transferrable (except as specifically provided in this Agreement), royalty-bearing license, without the right to sublicense (except as expressly provided in this Agreement), under the Jazz Licensed Patents to make, have made, use, sell, offer for sale, import, and otherwise exploit the Avadel Licensed Products for the Non-Narcolepsy Indications in the Territory. Avadel’s royalty obligations under the foregoing license shall cease on February 19, 2036.
3.2Limited Right to Sublicense: The Parties may sublicense their rights in Section 3.1 to make and to use solely to contract manufacturers in order to manufacture, and to commercialization partners in order to sell and offer for sale, Jazz Licensed Products or Avadel Licensed Products, as applicable, solely on behalf of such Party. Each sublicense must be granted under a written agreement that is consistent with the terms and conditions of this Agreement and that (a) requires each sublicensee to comply with the terms and conditions of this Agreement that are applicable to such sublicense and (b) precludes the granting of any further sublicenses by such sublicensee.  The sublicensing Party shall remain directly responsible for all of its obligations under this Agreement without regard to whether they have been delegated or sublicensed to any sublicensees. Any sublicensee conduct, act, or omission that would have constituted a breach of this Agreement shall be imputed to the sublicensing Party and deemed a breach of this Agreement as if such conduct, act, or omission had been committed by the sublicensing Party. Any such sublicense shall terminate upon termination or expiration of this Agreement. Each Party must provide to the other Party the identity of each sub-licensee and duration of the sublicense, within thirty (30) days of executing any sub-license.
3.3Royalties.
(a)Royalty Rates.
(i)On a Calendar Quarter basis, during the Narcolepsy Royalty Term, Avadel shall pay to Jazz a non-refundable, non-creditable royalty equal to 3.85% of Net Sales of the Avadel Licensed Products Attributable to Narcolepsy Indications.
(ii)On a Calendar Quarter basis, during the First Non-Narcolepsy Royalty Term, Avadel shall pay to Jazz a non-refundable, non-creditable royalty equal to 80% of Net Sales of the Avadel Licensed Products that are Attributable to Non-Narcolepsy Indications; provided, however, that no royalty is payable under this Section 3.3(a)(ii) for a given Calendar Quarter unless the Net Sales of Non-Narcolepsy Indications exceed $2,250,000.00 (two million, two hundred and fifty thousand U.S. dollars) during that Calendar Quarter.
(iii)On a Calendar Quarter basis, during the Second Non-Narcolepsy Royalty Term, Avadel shall pay to Jazz a non-refundable, non-creditable royalty equal to 10% of Net Sales of the Avadel Licensed Products that are Attributable to Non-Narcolepsy Indications.
(b)Potential Stepdown in Royalty Rates. In the event that claim 24 of U.S. Patent No. 11,147,782 (i) is canceled in Reexamination No. 90/015,486, and after all appeals are exhausted, or (ii) otherwise determined by the U.S. Patent and Trademark Office or a United States federal court to be invalid or unenforceable, and after all appeals are exhausted, then, effective upon the date of such exhaustion, the royalty rate in Section 3.3(a)(i) will be changed to 3.75%, and the royalty rate in Section 3.3(a)(iii) will be changed to 9.5%.
(c)Reporting and Payment. Avadel shall calculate all amounts payable to Jazz pursuant to Section 3.3 in U.S. dollars at the end of each Calendar Quarter. Within sixty (60) calendar days after the end of such Calendar Quarter, Avadel shall provide Jazz with a report that separately sets forth:
(i)a calculation of Net Sales, including the amount of gross sales and aggregate deductions from gross sales taken in accordance with GAAP as consistently applied by Avadel, of the Avadel Licensed Products Attributable to Narcolepsy Indications during the applicable Calendar Quarter;
(ii)a calculation of Net Sales, including the amount of gross sales and aggregate deductions from gross sales taken in accordance with GAAP as consistently applied by Avadel, of the Avadel Licensed Products Attributable to Non-Narcolepsy Indications during the applicable Calendar Quarter; and

(iii)a calculation of the amount of royalty payment due to Jazz on each such category of Net Sales for such Calendar Quarter.
Concurrently with the delivery of the quarterly report, Avadel shall pay Jazz the royalty amounts due with respect to such Calendar Quarter. The quarterly report shall be provided to no more than three Jazz employees, who will be disclosed to Avadel upon request, and shall not be distributed by Jazz beyond those three people, the Jazz legal department, and outside counsel for Jazz. The quarterly report shall only be used by Jazz for purposes of evaluating compliance with this Agreement.
(d)Manner of Payment. All payments under Section 3.3 shall be payable in U.S. dollars via electronic funds transfer in the requisite amount to such bank account as Jazz may from time to time designate by notice in writing to Avadel.
(e)Records and Audits. During the period when any payment is due from Avadel to Jazz hereunder and for a period of three (3) years thereafter, Avadel and its Affiliates shall keep a copy of each prescription form and complete and accurate records in accordance with GAAP pertaining to the sale, transfer, or other disposition of the Avadel Licensed Products hereunder for the preceding three (3) years, but no period earlier than October 1, 2025, including such details regarding deductions from gross sales as used by Avadel to calculate Net Sales under Section 3.3(c). Each Calendar Year, beginning 2026, Jazz shall have the right to cause an independent, certified public accountant associated with an independent accounting firm reasonably acceptable to Avadel to audit such records to confirm the Attributions made among the royalty provisions of Section 3.3(a) and otherwise confirm Net Sales (in this case including an audit of each of the itemized deductions taken in calculating Net Sales), royalties, and other payments for a period covering no earlier than October 1, 2025, and not more than the preceding three (3) year period; provided, however, that such audit right shall not be exercised more than once in any Calendar Year and, once audited, a given period may not be re-audited. Such audits may be exercised during normal business hours upon reasonable prior written notice to Avadel. The accounting firm shall enter into appropriate obligations of confidence with Avadel to treat all information it receives during its inspection in confidence and shall only provide Jazz with information at the same level of detail as the quarterly reports. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Jazz and Avadel shall each bear fifty percent (50%) of the cost of such audit. If any audit reveals an underpayment or overpayment by Avadel, the Parties shall promptly reconcile any such underpayment or overpayment.
(f)Interest. If Avadel fails to make any payment due to Jazz on the due date for payment, without prejudice to any other right or remedy available to Jazz, such late payments shall accrue interest at the rate of 10% per annum, compounded monthly.
Section 4– REPRESENTATIONS; WARRANTIES; COVENANTS
4.1Representations and Warranties: Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a)such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)such Party has taken all corporate action(s) necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(c)this Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;
(d)the execution, delivery, and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;
(e)such Party has the right to grant the licenses, releases, and covenants granted hereunder, and has the right to settle the Lawsuits;
(f)such Party has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress;
(g)such Party is not relying on any promises, inducements, or representations other than those provided herein;
(h)there is no lawsuit or any other civil or administrative proceeding, or any claim or counterclaim of any kind, in any court, tribunal, government entity or agency, or dispute resolution proceeding (including, without limitation, arbitration and mediation) pending on the Effective Date that was commenced by such Party or any of its Affiliates against any other Party or any of its Affiliates involving the Avadel Licensed Patents, the Jazz Licensed Patents, the Avadel Licensed Products, or the Jazz Licensed Products, other than the Lawsuits; and
(i)such Party has not transferred, assigned, subrogated, or pledged to any Third Party or to an Affiliate, the right to bring, pursue, or settle any of the claims, counterclaims, or demands released pursuant to Section 2.3 of this Agreement.
4.2Avadel Covenants:
(a)Without limiting anything in Section 3.1(a), effective upon Jazz’s transfer of the Settlement Payment pursuant to Section 2.1, Avadel, for itself and its Affiliates, covenants to Jazz that it will not sue, assert any claim or counterclaim against, or otherwise participate in any action or other judicial or legal proceeding against, Jazz or any of its Affiliates or any of Jazz or any of its Affiliates’ representatives, shareholders, members, licensees, sublicensees, trustees, officers, directors, managers, employees, agents, attorneys, partners, divisions, distributors, marketers, promoters, co-promoters, customers, suppliers, importers, manufacturers, or insurers, or any patients, physicians, pharmacists, REMS administrators, REMS vendors, or other health care providers or entities (in each case, in their capacity as such), or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the Jazz Licensed Products, or Jazz’s manufacture, use, sale, distribution, marketing, offer for sale, or importation of the Jazz Licensed Products in the Territory, infringes the Avadel Licensed Patents (the “Avadel Covenant Not to Sue”). Avadel shall impose the Avadel Covenant Not to Sue on any Third Party to which Avadel or any of its Affiliates may after the Effective Date of this Agreement assign, license, or otherwise transfer or grant any rights under any Avadel Licensed Patents.
(b)Effective upon the date on which Jazz transfers the Settlement Payment pursuant to Section 2.1, Avadel covenants not to contest, assist, or participate in any way in the contest in any forum, including Federal Courts, whether under 28 U.S.C. §§ 2201-2202 or otherwise, U.S. Patent and Trademark Office, and the U.S. International Trade Commission, or foreign equivalents (any of the foregoing, a “Forum”), that any Jazz Licensed Patent is valid and enforceable, or make public pronouncements regarding the validity thereof; provided, however, that if Jazz or its Affiliates asserts a Jazz Licensed Patent against Avadel or its Affiliates (or against any Avadel Released Party with respect to an Avadel Licensed Product) in an infringement action in any Forum, then Avadel or its Affiliates may assert invalidity, unpatentability, and unenforceability defenses (but not counterclaims) in that case; and provided further that it will not be considered a violation of the foregoing to cooperate with a subpoena or other similar legal process or applicable law.
(c)Effective upon the date on which Jazz transfers the Settlement Payment pursuant to Section 2.1, Avadel, for itself and its Affiliates, covenants to Jazz that it will not sue, assert any claim or counterclaim against, or otherwise participate in any action or in any judicial or other legal proceeding against, Jazz or any of its Affiliates or any of their respective representatives, shareholders, members, licensees, sublicensees, trustees, officers, directors, managers, employees, agents, attorneys, partners, divisions, distributors, customers, suppliers, importers, manufacturers, distributors, or insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that any or all of the Avadel Licensed Products, and/or Avadel’s manufacture, use, sale, distribution, marketing, offer for sale, or importation of the Avadel Licensed Products in the Territory, does not or would not infringe claims of any or all of the Jazz Licensed Patents. For clarity, nothing herein prevents Avadel or its Affiliates from asserting the non-infringement of a product other than an Avadel Licensed Product with respect to the Jazz Licensed Patents.
(d)Avadel, for itself and its Affiliates, covenants not to market, offer for sale, take orders for, distribute, promote, or provide patient support services with respect to Avadel Licensed Products for Non-Narcolepsy Indications before March 1, 2028, and neither Avadel nor its Affiliates shall authorize a Third Party to do the same. Any sales of the same prior to such date will be subject to Section 3.3(a)(ii).
4.3Jazz Covenants:

(a)As of the Dismissal Effective Date, Jazz covenants not to challenge the approval or approvability of any Avadel Licensed Product for FDA approval for any and all present and future indications in any forum or court of law or with any regulatory authority. For the avoidance of doubt, Jazz is not providing, and does not provide, consent (pursuant to 21 C.F.R. § 316.31(a)(3) or any similar law or regulation) for the FDA to approve a marketing application related to the use of the Avadel Licensed Products to treat idiopathic hypersomnia earlier than August 13, 2028, which is the day after the expiration of Jazz’s Orphan Drug Exclusivity related to the treatment of idiopathic hypersomnia (ODE-369).
(b)Without limiting anything in Section 3.1, effective upon the Dismissal Effective Date, Jazz, acting on behalf of itself and its Affiliates, will not sue or bring any other action, claim, or proceeding, against Avadel or its Affiliates for infringement of the Jazz Licensed Patents solely with respect to making, using, selling, offering for sale, importing, and exporting Avadel Licensed Products (i) for the Narcolepsy Indications or, (ii) subject to Section 3.3(a)(ii), as of March 1, 2028, for the Non-Narcolepsy Indications.
(c)Effective upon the Dismissal Effective Date, Jazz covenants not to contest, assist, or participate in any way in the contest in any Forum, that any Avadel Licensed Patent is valid and enforceable, or make public pronouncements regarding the validity thereof; provided, however, that if Avadel or its Affiliates asserts an Avadel Licensed Patent against Jazz or its Affiliates (or against any Jazz Released Party with respect to a Jazz Licensed Product) in an infringement action in any Forum, then Jazz or its Affiliates may assert invalidity, unpatentability, and unenforceability defenses (but not counterclaims) in that case; and provided further that it will not be considered a violation of the foregoing to cooperate with a subpoena or other similar legal process or applicable law.
(d)Effective upon the Dismissal Effective Date, Jazz, for itself and its Affiliates, covenants to Avadel that it will not sue, assert any claim or counterclaim against, or otherwise participate in any action or in any judicial or other legal proceeding against, Avadel or any of its Affiliates or any of Avadel or any of its Affiliates’ respective representatives, shareholders, members, licensees, sublicensees, trustees, officers, directors, managers, employees, agents, attorneys, partners, divisions, marketers, promoters, co-promoters, customers, suppliers, importers, manufacturers, distributors, or insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that any or all of the Jazz Licensed Products, and/or Jazz’s manufacture, use, sale, distribution, marketing, offer for sale, or importation of the Jazz Licensed Products in the Territory does not or would not infringe claims of any or all of the Avadel Licensed Patents. For clarity, nothing herein prevents Jazz or its Affiliates from asserting the non-infringement of a product other than a Jazz Licensed Product with respect to the Avadel Licensed Patents.
Section 5– TERM
5.1Term. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement shall extend from the Effective Date until the expiration of the last to expire of the Avadel Licensed Patents or the Jazz Licensed Patents.

Section 6– CONFIDENTIALITY
6.1The terms of this Agreement shall be maintained in strict confidence by the Parties (including their Affiliates and their respective employees, officers, directors, and other representatives, including without limitation accountants, attorneys, and auditors), and shall not disclose the terms of this Agreement to any Third Party, except:
(a)the terms of this Agreement may be disclosed, without notice to the other Parties, to any Party’s legal counselors, auditors, accounting, financial advisors, or other similar professionals representing a Party, so long as any such Persons agree to be bound by the confidentiality requirements of this Agreement;
(b)the terms of this Agreement may be disclosed if a Party is required to do so, in the opinion of legal counsel for such Party, by the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or other applicable law; provided, however, that such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel, and the disclosing Party shall give the other Party at least one business day’s (minimum twelve (12) hours’) advance notice of the specific content in the disclosure before the disclosure is made so that the parties can confer in good faith and resolve any dispute over the necessity for such disclosure;
(c)either Party or any of its Affiliates may communicate with the FDA on a confidential basis concerning this Agreement and the licenses provided for herein;
(d)either Party or its Affiliates may communicate with that Party’s potential and actual acquirers, investors, underwriters, and lenders, subject to obligations of confidentiality at least as stringent as those contained herein;
(e)either Party or any of its Affiliates may disclose such terms to Third Parties to the extent necessary for the performance of this Agreement;
(f)if a Party is required or requested to provide the terms of this Agreement to a Third Party pursuant to a subpoena, discovery demand, discovery order, or other legal processes or requirements, it shall inform the other Party in sufficient time prior to any such disclosure to allow the other Party to seek a protective order or confidential treatment prior to any such disclosure;
(g)the terms of this Agreement may be disclosed as otherwise agreed to by the Parties in writing.
The Parties acknowledge and agree that after the dismissals are filed pursuant to Section 2.2, the fact that the Parties have settled the Lawsuits will be a matter of public record and shall not be subject to any confidentiality restrictions, but the terms of such settlement shall be maintained in confidence as provided by this Section 6.
Section 7– GENERAL PROVISIONS

7.1Choice of Law and Venue. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles. The Parties agree that that the United States District Court for the District of Delaware shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that, accordingly, any such proceedings arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Delaware. If there is any dispute for which the United States District Court for the District of Delaware does not have subject matter jurisdiction, the state courts in Delaware shall have exclusive jurisdiction.
7.2Remedies in the Event of Breach. The Parties acknowledge and agree that money damages may not be a sufficient remedy for any breach of any provision of this Agreement by the other Party, and that the non-breaching Party may be entitled to equitable relief, including a temporary restraint, a preliminary injunction, a permanent injunction, and specific performance for any such breach. Such remedies are not to be the exclusive remedies for a breach of the Agreement, but will be in addition to all other remedies available at law or equity.
7.3No Other License. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as granting to a Party or any of its Affiliates any license or other rights under any other intellectual property rights of any other Party, whether by implication or estoppel. Nothing in this Agreement shall grant any Party or any of its Affiliates in marketing or promoting the sale of products or services, the right to directly or indirectly use or refer to the trademarks or trade names of the other Party or any of its Affiliates.
7.4No Assignment. Either Party may assign its rights under this Agreement, in whole or in part, without prior written consent of the other Party as part of a sale, transfer, or spin-off of its product line relevant to this Agreement, or all or substantially all of its equity to, or a change in Control (as defined in the definition of Affiliate) transaction with, a Third-Party acquirer. All releases and covenants of the Parties herein shall run with the rights being sold, assigned, or transferred and shall be binding on any successors-in-interest, transferees, or assigns thereof. Notwithstanding the foregoing, no Party shall assign or otherwise transfer any right hereunder or any right in or to any patent that is the subject of this Agreement to any Third Party unless: (i) such transfer, sale or assignment is subject to all of the terms and conditions of this Agreement; and (ii) such Third Party executes an agreement agreeing to be bound by all the terms and conditions of this Agreement with respect to the rights being transferred or assigned. Any attempted transfer, license, assignment, or grant in contravention of this section shall be null and void. This Agreement shall bind, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns.
7.5Costs. Each Party shall each bear its own costs and legal fees associated with the Lawsuits and with the negotiation and preparation of this Agreement.
7.6Taxes. Jazz shall be responsible for all taxes (other than taxes based on Avadel’s net income), fees, duties and other governmental charges (collectively, “Taxes”), and any related penalties and interest, arising from the payment of the Settlement Payment under this Agreement, and will pay Avadel the entire amounts due for the Settlement Payment without any deductions of any kind. Avadel shall be responsible for all Taxes (other than Taxes based on Jazz’s net income) arising from the payment of the royalties under this Agreement, and will pay Jazz the entire amounts due for royalties without tax deductions of any kind.
7.7Severability. If any provision of this Agreement is declared illegal, invalid, or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably replace such invalid or unenforceable provisions in light of the intent of this Agreement; provided further that if the Parties do not succeed in reaching mutually acceptable modifications to this Agreement within thirty (30) calendar days of such material alteration, then the Parties agree to a binding mediation before Judge Layn Phillips, or if he is unavailable, another mediator mutually selected by the Parties, in order to reach agreement on an appropriate modification of this Agreement.
7.8Entire Agreement. This Agreement constitutes the complete, final, and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and terminates any prior or contemporaneous agreements and/or understandings between the Parties, whether oral or in writing, relating to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change, waiver, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Each Party in deciding to execute this Agreement has retained counsel and has not relied on any understanding, agreement, representation, or promise by the other Party that is not explicitly set forth herein.
7.9Headings. The captions and descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
7.10Waiver of Rule of Construction. The Parties expressly agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
7.11No Third-Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
7.12Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).
If to Jazz, to:

Jazz Pharmaceuticals, Inc.
Attn: General Counsel
3000 El Camino Real
2 Palo Alto Square, Suite 600
Palo Alto, CA 94306
[***]

With a copy to:

Frank Calvosa, Esq.
Quinn Emanuel Urquhart & Sullivan, LLP
295 Fifth Avenue
New York, NY 10016
[***]

If to Avadel, to:

Avadel CNS Pharmaceuticals, LLC
16640 Chesterfield Grove Road, Suite 200
Chesterfield, MO 63005
[***]

With a copy to:

Kenneth Schuler
Latham and Watkins
330 N Wabash Ave #2800
Chicago, IL 60611
[***]
Any such notice shall be deemed to have been received on the date actually received. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section 7.11.
7.13Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
[THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
JAZZ PHARMACEUTICALS, INC.

By:     /s/ Alan Campion
    Name:    Alan Campion
    Title:        VP, Finance

JAZZ PHARMACEUTICALS IRELAND LIMITED

By:     /s/ Hugh Kiely
    Name:    Hugh Kiely
    Title:        VP, Taxation & Treasury

AVADEL CNS PHARMACEUTICALS LLC

By:     /s/ Gregory J. Davis
    Name:    Gregory J. Davis
    Title:        President

FLAMEL IRELAND LIMITED

By:     /s/ Jerad G. Seurer
    Name:    Jerad G. Seurer
    Title:        Director & Assistant Secretary

Exhibit A

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

JAZZ PHARMACEUTICALS, INC., Plaintiff, v. AVADEL CNS PHARMACEUTICALS LLC, Defendant.	C.A. No. 21-691 (GBW)
JAZZ PHARMACEUTICALS, INC. and JAZZ PHARMACEUTICALS IRELAND LIMITED, Plaintiffs, v. AVADEL CNS PHARMACEUTICALS LLC, Defendant.	C.A. No. 21-1138 (GBW)
JAZZ PHARMACEUTICALS, INC. and JAZZ PHARMACEUTICALS IRELAND LIMITED, Plaintiffs, v. AVADEL CNS PHARMACEUTICALS LLC, Defendant.	C.A. No. 21-1594 (GBW)

AVADEL CNS PHARMACEUTICALS LLC, AND AVADEL PHARMACEUTICALS PLC, Plaintiffs, v. JAZZ PHARMACEUTICALS, INC., AND JAZZ PHARMACEUTICALS IRELAND LIMITED, Defendants.	C.A. No. 22-487 (GBW)
AVADEL CNS PHARMACEUTICALS LLC, Plaintiff, v. JAZZ PHARMACEUTICALS, INC, Defendant..	C.A. No. 22-941-GBW
AVADEL CNS PHARMACEUTICALS, LLC AND FLAMEL IRELAND LIMITED, Plaintiffs, v. JAZZ PHARMACEUTICALS, INC., AND JAZZ PHARMACEUTICALS IRELAND LIMITED, Defendants.	C.A. No. 25-09-GBW (CONSOLIDATED) C.A. No. 25-057-GBW (Member Case) C.A. No. 25-221-GBW (Member Case) C.A. No. 25-435-GBW (Member Case)
STIPULATION AND [PROPOSED]
ORDER OF DISMISSAL WITH PREJUDICE
IT IS HEREBY STIPULATED AND AGREED, by and among Jazz Pharmaceuticals, Inc., Jazz Pharmaceuticals Ireland Limited (collectively, “Jazz”), Avadel CNS Pharmaceuticals LLC, Avadel Pharmaceuticals plc, and Flamel Ireland Limited (collectively, “Avadel”), pursuant to Federal Rule of Civil Procedure 41(a)(1)(A)(ii) and/or 41(a)(2), that all claims, counterclaims, and affirmative defenses asserted in these actions by and between Jazz and Avadel are dismissed WITH PREJUDICE, with each party responsible for its own attorneys’ fees and costs.
Dated: October 21, 2025

Morris, Nichols, Arsht & Tunnell LLP

/s/

Jeremy A. Tigan (#5239)
Cameron P. Clark (#6647)
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899
(302) 658-9200
jtigan@morrisnichols.com
cclark@morrisnichols.com

Attorneys for Jazz

McCarter & English, LLP

/s/

Daniel M. Silver (#4758)
Alexandra M. Joyce (#6423)
Renaissance Centre
405 North King Street, 8th Floor
Wilmington, DE 19801
(302) 984-6300
dsilver@mccarter.com
ajoyce@mccarter.com

Attorneys for Avadel

SO ORDERED this ___ day of _________________, 2025.
UNITED STATES DISTRICT JUDGE